                                                                     EXHIBIT 8.1

            [Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]



                                 April 29, 2002




Nabors Industries Ltd.
c/o The Corporate Secretary Limited
Whitepark House
White Park Road
Bridgetown, Barbados

Gentlemen:

                  We have acted as special tax counsel to Nabors Industries Ltd., a Bermuda exempted company ("Nabors Bermuda"), in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger, dated as of January 2, 2002 (the "Agreement"), among Nabors Bermuda, Nabors Industries, Inc., a Delaware corporation ("Nabors Delaware"), Nabors US Holdings Inc., a Delaware corporation and a wholly owned subsidiary of Nabors Bermuda ("US Holdings"), and Nabors Acquisition Corp. VIII, a Delaware corporation and a wholly owned subsidiary of US Holdings ("Merger Sub"), and (ii) the preparation and filing of the registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, on January 2, 2002 and as amended on March 22, 2002, April 17, 2002 and April 29, 2002, which includes the proxy statement/prospectus (the "Proxy Statement/Prospectus"). This opinion is being furnished to you at your request. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

                  In connection with this opinion, we have examined the Agreement, the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. We have relied upon statements, representations, and covenants made by Nabors Delaware, Nabors Bermuda, US Holdings, and Merger Sub including representations and covenants set forth in a letter from Nabors Delaware, Nabors Bermuda, US Holdings, and Merger Sub dated the date hereof, and we have assumed that such statements and representations

Nabors Industries Ltd.
April 29, 2002
Page 2


are true without regard to any qualifications as to knowledge and belief. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined and the facts and representations concerning the Merger that have come to our attention during our engagement, (ii) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, and (iii) that the Merger will be consummated in accordance with the terms of the Agreement and as described in the Registration Statement and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the effective date of the Merger. Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, and completeness of the items described above on which we are relying.

                  In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the "Service"), and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the truth, accuracy, or completeness of any of the facts, information, documents, corporate records, covenants, statements, representations, or assumptions on which our opinion is based could affect our conclusions.

                  Although the discussion in the Proxy Statement/Prospectus under the caption "Income Tax Consequences of the Reorganization - U.S. Federal Income Tax Consequences to Stockholders" (the "Discussion") does not purport to discuss all possible United States federal income tax consequences of the Merger, we are of the opinion that, based solely upon and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and in the Discussion, such Discussion constitutes, in all material respects, a fair and accurate summary under current law of the anticipated United States federal income tax consequences of the Merger to the stockholders of Nabors Delaware.

                  The opinion set forth above does not address all of the United States federal income tax consequences of the Merger. Except as expressly set forth above, we

Nabors Industries Ltd.
April 29, 2002
Page 3


express no other opinion, including any opinion as to the United States federal, state, local, foreign, or other tax consequences of the Merger. Further, there can be no assurances that the opinion expressed herein will be accepted by the Service or, if challenged, by a court. The opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any fact, information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue, incorrect, or incomplete.

                  This letter is furnished to you for use in connection with the Merger, as described in the Agreement and the Proxy Statement/Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions "Income Tax Consequences of the Reorganization-- U.S. Federal Income Tax Consequences to Stockholders" and "Legal Matters" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

                                   Very truly yours,

                                   /s/ Skadden, Arps, Slate, Meagher & Flom LLP